Exhibit 5.1

FRANK J. HARITON $ ATTORNEY - AT - LAW

1065 Dobbs Ferry Road $ White Plains $ New York 10607 $ (Tel) (914) 674-4373 $ (Fax) (914) 693-2963 $ (e-mail) hariton@sprynet.com

Exhibit 5.1a and 23.2a

April 18, 2013

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Re: SBH Associates, Inc. (hereinafter “SBH”) Registration Statement on Form S-1 relating to a maximum of 2,000,000 shares of SBH  Common Stock par value $.001 per share

Gentlemen:

I have been requested by SBH , a Nevada corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the  “Registration  Statement”) covering a maximum of 2,000,000 shares which will be offered by SBH.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of SBH  copies of the records of corporate proceedings of SBH  and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered are duly authorized and, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton